Exhibit 19.1
SECURITIES TRADING POLICY
Federal securities laws prohibit trading in the securities of a company on the basis of “inside” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such inside information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including imprisonment, in addition to termination of employment and impairment of reputation. Federal securities law also creates a strong incentive for companies to deter insider trading by its employees. In the normal course of business, directors, officers and employees of the Company and its subsidiaries may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage or other entities with which the Company does business. Accordingly, the Company has adopted this policy with respect to trading in the Company’s securities or securities of another company.

INGERSOLL RAND INC.
SECURITIES TRADING POLICY
Compliance with United States Securities Laws and Security Trading
1.0    General
1.1    Ingersoll Rand Inc. and its subsidiaries (collectively, the “Company”), their directors, officers and employees (collectively, “IR Personnel”), family members of IR Personnel and trusts, corporations and other entities controlled by any of such persons (collectively, “Insiders”) must, at all times, comply with the securities laws of the United States and all applicable jurisdictions.
1.2    Federal securities laws prohibit trading in the securities of a company on the basis of “inside” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such inside information relates. This includes any communication providing inside information on social media or other internal or external internet platforms. Anyone violating these laws is subject to personal liability and could face significant fines and criminal penalties, including imprisonment. Federal securities laws also create a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, IR Personnel may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities or securities of another company. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 7.
1.3    This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company or another company and to trading in securities while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Company’s policy that Insiders exercise judgment so as to also comply with the spirit of the law and avoid even the appearance of impropriety.
1.4    This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the General Counsel (or his designee).
2.0    Definitions
2.1    Family Members. For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household and any family members who do not live in your household, but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. IR Personnel are responsible for the transactions of their family members and therefore you should make them aware of the need to confer with you before they trade in the Company’s securities or securities of companies we do business with.
2.2    Material. Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Employees should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.
Examples of material information include, but are not limited to:

•revenues, earnings or results of operations (including changes in expected revenues, earnings or results of operations);
•negotiations or agreements regarding a merger, acquisition, investment or divestiture;
•a change in control or a significant change in the board of directors or management;
•the public or private sale of a significant amount of equity or debt securities or significant borrowings under a credit agreement;
•significant repayments of debt;
•the establishment of a program to repurchase securities or pay dividends;
•changes in debt ratings or outlooks;
•concerns relating to liquidity or compliance with debt covenants;
•a default on outstanding debt or a bankruptcy filing;
•a new product, service or a significant development involving existing products and services;
•the loss, delay or gain of a significant contract, sale or order or other important development regarding customers or suppliers;
•restructuring or layoffs;
•the status or even the existence of a significant legal matter, including pending or threatened litigation or governmental inquiries;
•a conclusion by or a notification from independent auditors that any previously issued financial statements should no longer be relied upon; or
•a change in independent auditors.
Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the Securities and Exchange Commission’s (“SEC”) rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information. Before determining whether specific information may be deemed material, please contact the General Counsel or his designee.
2.3    Non-Public Information. For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:
First, the information must have been widely disseminated. Generally, Insiders should assume that information has NOT been widely disseminated unless one or more of the following has occurred:
•a press release has been distributed through a widely disseminated news or wire service;
•a publicly available filing has been made with the SEC; or
•disclosure has been made through another manner compliant with Regulation FD (Fair Disclosure).
Second, the information disseminated must be some form of “official” announcement which, in the case of information about the Company, must be made by the Company. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, information should not be considered fully absorbed until the first trading day on the New York Stock Exchange after the day on which the information is disseminated has been publicly disclosed in a manner compliant with Regulation FD, such as through a national news medium or disclosed in a filing with the SEC.

2.4    Section 16 Persons: The “Section 16 Persons” means the Company’s directors and officers (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)), as designated by the Company from time to time.
2.5    Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange- traded options), or other similar instruments.
2.6    Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including market option exercises, gifts or other contributions, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.
3.0    Statement of Policy
3.1    No Insider may buy or sell the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company.
3.2    No Insider may buy or sell securities of another company at any time when the Insider has Material Non-Public Information about that company, including, without limitation, any of our customers, when that information was obtained as a result of the Insider’s employment or relationship to the Company.
3.3    No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make trading recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.
3.4    No Insider who receives or has access to the Company’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including on social media, blogs or online comment forums) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized in accordance with the Company’s’ Policies and Procedures for Compliance with Regulation FD. If you comment on stock price movements or rumors or disclose Material Non-Public Information to a third party, you must contact the General Counsel (or his designee) immediately.
3.5    In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Company’s investor relations officer (the “Investor Relations Officer”) or the General Counsel (or his designee).
3.6    Certain Insiders may only trade in the Company’s securities during the four “Window Periods” that occur each fiscal year or in connection with a registered primary or secondary underwritten offering of the Company. These persons must also receive preapproval prior to any transaction. See Section 5.0.
3.7    No Insider, whether or not he or she possesses Material Non-Public Information, may trade in options, warrants, puts and calls or similar instruments on the Company’s securities, sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery) or engage in speculative trading (e.g., “day-trading”) that is intended to take advantage of short-term price fluctuations. Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its security holders or otherwise give the appearance of impropriety. No IR Personnel may engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
3.8    An Insider who is aware of Material Non-Public Information when he or she ceases to be an Insider, may not trade in the Company’s securities until that information has become public or is no longer material. In addition, this Policy continues in effect for all Permanent Restricted Persons and Other Restricted Persons until the opening of the first Window Period after termination of employment or other relationship with the Company, except that, unless notified otherwise by the Company, the pre-clearance requirements set forth in Section 5.0 continue to apply to Permanent Restricted Persons for six months after the termination of their status as a Permanent Restricted Person. See Section 5.3.
3.9    It is also the policy of the Company that the Company will not engage in transactions in securities of the Company while aware of Material Non-Public Information relating to the Company or its securities.
4.0    Certain Exceptions
The prohibition on trading in the Company’s securities set forth in Section 3.0 above does not apply to:
•Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).
•The exercise of stock options pursuant to our stock plans; however, the sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy.
•The exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares underlying restricted stock units or shares subject to an option to satisfy tax withholding requirements.
•The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Section 6.1.
•To the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
•To the extent the Company offers its securities as an investment option in an employee stock purchase plan, the purchase of stock through the Company’s employee stock purchase plan; however, elections to participate in such plan, the sale of any such stock and changing instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy.
•To the extent the Company offers a dividend reinvestment plan (“DRIP”), the purchase of stock through the DRIP resulting from reinvestment of dividends paid on the Company’s securities; however, (I) a voluntary purchase of the Company’s securities that results from additional contributions a participant chooses to make to the DRIP, and to a participant’s election to participate, cease participation or otherwise alter his or her participation in the DRIP, and (ii) a participant’s sale of any of the Company’s securities purchased pursuant to the DRIP, are subject to this Policy.
•Sales of the Company’s securities in a registered underwritten offering.
5.0    Pre-clearance of Trades and Other Procedures
5.1    5.1 Applicability.
Section 16 Persons, family members of Section 16 Persons and trusts, corporations and other entities controlled by Section 16 Persons (collectively, “Permanent Restricted Persons”) as well as certain other persons described in Section5.2 must obtain the advance approval of the General Counsel (or his designee) in accordance with Section 5.3 before effecting transactions in the Company’s securities, including any exercise of an option (whether cashless or otherwise), gifts, loans, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control or one in which he or she has a beneficial interest.
5.2    Other Restricted Persons. From time to time, the Company may notify persons other than Permanent Restricted Persons that they are subject to the pre-clearance requirements set forth in Section 5.3 if the Company believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (“Other Restricted Persons”). Examples of such persons include other corporate officers or employees, family members of any of such persons and trusts, corporations and other entities controlled by any of such persons, and certain key support employees. Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the preclearance requirements set forth in Section 5.3 and the Window Period restrictions set forth in Section 5.4. Any person notified of their status as an Other Restricted Person will remain an Other Restricted Person subject to such pre-clearance requirements and Window Period restrictions unless otherwise notified by the General Counsel or his designee.
5.3    Procedures. Subject to Section 6.1, Permanent Restricted Persons and Other Restricted Persons are required to submit a request for pre-clearance to the General Counsel (or his designee) at least two business days in advance of the proposed transaction and by completing the attached “Request for Approval” and providing it to the General Counsel (or his designee) (in hard copy, via email or otherwise). All transactions by the General Counsel that are subject to this Policy shall be pre-cleared by the Chief Executive Officer at least two business days in advance of the proposed transaction and by completing the attached “Request for Approval.”
5.4    Approval for transactions will generally be granted only during a Window Period (described in Section 5.4 below) and the transaction may only be performed during the Window Period in which the approval was granted and in any event within two business days from the date of approval, provided that notwithstanding receipt of pre-clearance, you may not trade in Company securities if you subsequently become aware of Material Non-Public Information prior to effecting the proposed transaction. Unless approved and notified otherwise by the Company, Permanent Restricted Persons must comply with these preclearance requirements for six months after the termination of their status as a Permanent Restricted Person.
5.5    Window Periods. The Company has established four “windows” of time during the fiscal year during which Request for Approval forms may be approved and transactions may be performed (“Window Periods”). Each Window Period begins with the first trading day on the New York Stock Exchange after one full trading day has elapsed subsequent to the Company’s public news release of its quarterly or annual earnings for the prior fiscal quarter or year. That same Window Period closes at the close of trading on the last trading day that is three weeks prior to the end of the then current fiscal quarter.
After the close of the Window Period, except as set forth in Section 4.0 above, Permanent Restricted Persons and Other Restricted Persons may not trade in any of the Company’s securities.
Trading in securities during the Window Periods and outside of any suspension periods should not be considered a “safe harbor”. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period.
You must consult the General Counsel (or his designee) whenever you are in doubt.
5.6    Suspension of Trading. From time to time, the Company may require that directors, officers, selected employees and/or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. All those affected shall not trade in our securities while the suspension is in effect, and shall not disclose to others that we have suspended trading for certain individuals. Though these blackouts generally will arise because the Company is involved in a highly-sensitive transaction, they may be declared for any reason. If the Company declares a blackout to which you are subject, a member of the legal department will notify you when the blackout begins and when it ends.
5.7    Notification of Window Periods. In order to assist you in complying with this Policy, the Company will deliver an e-mail (or other communication) notifying all Section 16 Persons and all other IR Personnel designated as Other Restricted Persons when the Window Period has opened and when the Window Period is about to close. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy.
5.8    Hardship Exemptions. Those subject to the Window Periods or a blackout pursuant to Section 5.5 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the General Counsel (or his designee).
6.0    10b5-1 Plans/Margin Accounts and Pledges/Short Sales
6.1    10b5-1 Trading Plans. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow and satisfies various other conditions and limitations set forth in Rule 10b5-1 under the Exchange Act. A 10b5-1 trading plan can only be established when you do not possess Material Non-Public Information. Therefore, Insiders cannot enter into these plans at any time when in possession of Material Non-Public Information and, in addition, persons subject to the pre-clearance requirements of this Policy described in Section 5.0 cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information. The 10b5-1 trading plan must also be entered into in good faith and without any purpose of evading the prohibitions of the SEC’s rules and the person who entered into such plan must act in good faith with respect to the plan. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before proceeding.
Each Permanent Restricted Person and Other Restricted Person must pre-clear with the General Counsel (or his designee) its proposed 10b5-1 trading plan prior to the establishment of such plan. The Company reserves the right to withhold pre-clearance of any 10b5-1 trading plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan. No Permanent Restricted Person or Other Restricted Person will be permitted to adopt a Rule 10b5-1 trading plan if such person has an existing contract, instruction or plan that would qualify for the affirmative defense under Rule 10b5-1, subject to the exceptions set forth in the rule.
If you enter into a 10b5-1 trading plan, you should discuss with the General Counsel (or his designee) whether your 10b5-1 trading plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Company if the SEC or the New York Stock Exchange were to investigate your trades.
Any modification or termination of a pre-approved 10b5-1 trading plan requires pre-clearance by the General Counsel (or his designee). In addition, any modification of a preapproved 10b5-1 trading plan must occur before you become aware of any Material Non-Public Information and must comply with the requirements of the rules regarding 10b5-1 trading plans and, if you are subject to Window Period restrictions, must take place during a Window Period. The 10b5-1 trading plan must also be entered into in good faith and without any purpose of evading the prohibitions of the SEC’s rules and the person who entered into such plan must act in good faith with respect to the plan.
Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
Finally, if you are a Section 16 Person, 10b5-1 trading plans require special care. Because in a 10b5-1 trading plan you can specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a 10b5-1 trading plan is not permitted unless the 10b5-1 trading plan requires your broker to notify the Company before the close of business on the day of the execution of the transaction. See Section 8.0.
6.2    Margin Accounts and Pledges. No IR Personnel, whether or not in possession of Material Non-Public Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan.
This restriction is in place because securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.
Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar issues arise in connection with bank or other loans for which you have pledged stock as collateral.
7.0    Potential Criminal And Civil Liability And/Or Disciplinary Action
7.1    Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. You are never permitted to trade securities on the basis of Material Non-Public Information, even during a Window Period.
You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information, it is advisable that you invest in the Company’s securities or the securities of any company that has a substantial relationship with the Company from the perspective of a long-term investor who would like to participate over time in the Company’s or such company’s earnings growth.
7.2    Controlling Persons. The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. Liability can be imposed only if:
•the “controlling person” knew or recklessly disregarded the fact that a violation was likely; and
•the “controlling person” failed to take appropriate steps to prevent the violation from occurring.
For this reason, the Company’s supervisory personnel shall take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.
The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence.
7.3    Potential Sanctions.
(i)    Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to civil penalties, criminal penalties and/or jail for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
(ii)    Possible Disciplinary Actions. IR Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the IR Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
7.4    Questions and Violations. Anyone with questions concerning this Policy or its application should contact the General Counsel (or his designee). Any violation or perceived violation should be reported immediately to the General Counsel (or his designee).
8.0    Broker Requirements for Section 16 Persons
The timely reporting of transactions requires tight interface with brokers handling transactions for our Section 16 Persons. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Exchange Act, brokers of Section 16 Persons need to comply with the following requirements:
•Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144), and
•To report before the close of business on the day of the execution of the transaction to the Company by telephone and in writing via e-mail to the General Counsel (or his designee) the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s stock, including gifts, transfers and all 10b5-1 transactions.
Because it is the legal obligation of the trading person to cause certain filings (e.g., Form 4 or Form 144) to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.
9.0    Confidentiality
No IR Personnel should disclose any Non-Public Information to non-IR Personnel (including to family members), except when such disclosure is needed to carry out the Company’s business and then only when the IR Personnel disclosing the information has no reason to believe that the recipient will misuse the information. When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. IR Personnel should disclose Non-Public Information to other IR Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information and Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard. See Section 7.2.
In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Company that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, IR Personnel should not respond to any such inquiries and should refer all such inquiries to the Company’s General Counsel (or his designee) or Investor Relations Officer. See Sections 3.4 and 3.5.
Neither this Policy nor any other agreement with the Company or policy of the Company, shall be deemed to prohibit any current or former director, officer, or employee of the Company from communicating, cooperating or filing a charge or complaint with the SEC or any other governmental or law enforcement entity, concerning possible violations of any legal or regulatory requirement, or making disclosures, including providing documents or other information to a governmental entity that are protected under the whistleblower provisions of any applicable law or regulation, without notice to or approval of the Company, so long as (i) such communications and disclosures are consistent with applicable law and (ii) the information disclosed was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted by an attorney pursuant to the applicable federal law, attorney conduct rules or otherwise). The Company will not limit the right of any current or former director, officer, or employee to receive an award for providing information pursuant to the whistleblower provisions of any applicable law or regulation to the SEC or any other government agency. Any provisions of any agreement between the Company and any current or former director, officer, or employee that is inconsistent with the above language or that may limit the ability of any person to receive an award under the whistleblowing provisions of applicable law is hereby deemed invalid and will not be enforced by the Company.
10.0    Legal Effect of this Policy
The Company’s Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise explanations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

Adopted by the Board of Directors and effective as of: February 12, 2025.

_____________________________________________________________________________________________

REQUEST FOR APPROVAL TO TRADE
INGERSOLL RAND INC. SECURITIES
_____________________________________________________________________________________________

Type of Security [check all applicable boxes]
☐    Common stock
☐    Stock Option
Number of Shares ____________________
Proposed Date of Transaction ____________________
Type of Transaction
☐    Stock option exercise – Exercise Price $_________/share
Exercise Price paid as follows:
☐    Broker’s cashless exchange
☐    cash
☐    other ____________
Withholding tax paid as follows:
☐    Broker’s cashless exchange
☐    cash
☐    other ____________
☐    Purchase
☐    Sale
☐    Gift
☐    Other
Broker Contact Information
Company Name _____________________________________________________
Contact Name _______________________________________________________
Telephone __________________________________________________________
Email ______________________________________________________________
Account Number _____________________________________________________

Social Security or other Tax Identification Number ____________________
Status (check all applicable boxes)
☐    Executive Officer
☐    Board Member
☐    Other Restricted Person
Filing Information (check all applicable boxes and complete blanks)
Date of filing of last Form 3 or 4 _________________________
☐    Is a Form 144 Necessary?
Date of filing of last Form 144 __________________________

I am not currently in possession of any material non-public information relating to Ingersoll Rand Inc. and its subsidiaries. I hereby certify that the statements made on this form are true and correct.
I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Ingersoll Rand Inc. arises and, in the reasonable judgment of Ingersoll Rand Inc., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature ________________________________ Date ________________________________

Print Name ________________________________

Telephone Number Where You May Be Reached ________________________________

_____________________________________________________________________________________________

☐    Request Approved (transaction must be completed during the Window Period (as defined in Section 5.4 of Ingersoll Rand Inc.’s Securities Trading Policy) in which this approval was granted and in any event within two business days after approval).
☐    Request Denied
☐    Request Approved with the following modification ____________________

Signature ________________________________ Date ________________________________